EXHIBIT 11

LONE STAR INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Computation of Earnings Per Common Share(Unaudited)
(In Thousands Except Per Share Amounts)


                                               For the Three    For the Three
                                               Months Ended     Months Ended
                                               March 31, 1996   March 31, 1995

PER SHARE OF COMMON STOCK - PRIMARY

Net loss                                           $  (3,276)       $  (5,082)
 Net interest expense reduction (1)                      315              614
Net loss applicable to common stock                $  (2,961)       $  (4,468)

Weighted average shares outsatnding during period     11,475           12,067
Options and warrants in excess of 20% limit (1)        2,345            2,227
Weighted average shares outstanding during period     13,820           14,294

Net loss per common share                          $   (0.21)       $   (0.31)

PER SHARE OF COMMON STOCK ASSUMING FULL DILUTION

 Net loss                                          $  (3,276)      $   (5,082)
  Plus: Net interest expense reduction (1)               272              589
Net loss applicable to common stock                $  (3,004)      $   (4,493)

Weighted average shares outstanding during period     11,475           12,067
Stock options and warrants in excess of 20%
 limit(1)                                              2,345            2,227

Fully diluted shares outstanding (2)                  13,820           14,294

Net loss per common share assuming full
 dilution                                          $   (0.22)      $    (0.31)


(1)	Due to the fact that the Company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, primary and fully diluted earnings per share has been calculated using the modified treasury stock method for the three months ended March 31, 1996 and 1995.

(2) The computation of fully diluted earnings per share submitted herein is in accordance with Regulation S-K item 601 (b)(11) although it is contrary to Paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results for three months ended March 31, 1996 and 1995.